St. Lawrence Energy Corp. Announces Joint Technology Development Agreement With NASA
Monday December 1, 10:28 pm ET

PALO ALTO, Calif.--(BUSINESS WIRE)--St. Lawrence Energy Corp., a reusable energy company, announced today that it has entered into a joint solar energy technology development agreement with NASA (National Aeronautics and Space Administration). Through the agreement, both St. Lawrence and NASA will jointly cooperate in developing the next generation, more efficient, solar energy technologies.

St. Lawrence has engaged 3Soft, Inc. of South Korea in partnership for product adaptation and marketing to major markets in Asia. 3Soft's capability in manufacturing and implementation will allow St. Lawrence to leverage off 3Soft successes with its manufacturing sophistication. 3Soft is expected to continue with its participation in St. Lawrence's solar venture and to shorten time to market.

St. Lawrence intends in conjunction with NASA's research efforts, to take advantage of developing competitive solar technologies, and of the solar market growth of 48% annually through 2013, reaching 23 GW (GigaWatts), from 4.9 GW in 2008. The solar market is expected to reach $100.4 billion in 2013, up from $33.4 billion in 2008.

About 3Soft

3Soft, a public company listed on the Korean KOSDAQ, is based in Seoul Korea, where it develops, manufactures and markets sophisticated and precision instruments and systems.

About St. Lawrence Energy Corp.

St. Lawrence Energy Corp. (OTCBB:SLAW) is a Delaware company with a focus on the energy sector, including the development, marketing, sales and transportation of renewable energy products.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of management of The St. Lawrence Energy Corporation and 3Soft Inc., and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other factors affecting the operation of the respective businesses of The St. Lawrence Energy Corporation and 3Soft, Inc. More detailed information about these factors may be found by contacting The St. Lawrence Energy Corporation or 3Soft, Inc., as applicable. The St. Lawrence Energy Corporation and 3Soft, Inc. are under no obligation to, and expressly disclaims any such obligation to, update or alter their respective forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

St. Lawrence Energy Corp.

Robert Mitchell, 650-424-8980